EX-5

Independent Auditors' Consent


The Board of Directors Jackson National Life Insurance Company of New York


We consent to the use of our report on the financial statements of Jackson National Life Insurance Company of New York dated February 2, 2001, and to the reference to our firm under the heading "EXPERTS" in the prospectus of Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-67092) of JNLNY Separate Account IV.


KPMG LLP
Minneapolis, Minnesota
December 26, 2001